TAL INTERNATIONAL GROUP, INC. ANNOUNCES
CLOSING OF SERIES 2006-1 FLOATING RATE SECURED NOTES

Purchase, New York, April 12, 2006 – TAL International Group, Inc. (NYSE: TAL), today announced that its subsidiary, TAL Advantage I LLC ("TAL Advantage"), has completed its offering of $680,000,000 Series 2006-1 Floating Rate Secured Notes ("Series 2006-1 Notes") at par. The annual interest rate on the Series 2006-1 Notes is LIBOR plus 0.19%.

TAL Advantage used the net proceeds of the offering, together with cash-on-hand, to repay all principal and interest owing pursuant to its existing Series 2005-1 Variable Rate Secured Notes ("Series 2005-1 Notes"). In conjunction with the offering, the maximum commitment of the holders of Series 2005-1 Notes was reduced from $875,000,000 to $300,000,000. Please refer to the Form 8-K filed by TAL International Group, Inc. with the United States Securities and Exchange Commission ("SEC") on April 3, 2006 for a summary of all material transaction documents.

The notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to persons outside the United States in compliance with Regulation S under the Securities Act.

The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About TAL International Group, Inc.

TAL is one of the world's largest lessors of intermodal freight containers with 19 offices in 12 countries and approximately 194 third party container depot facilities in 42 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 614,000 containers representing approximately 988,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers as measured by fleet size.

Contacts
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see TAL's security filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which are available free of charge on the SEC's web site at http://www.sec.gov.

The Company's views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.